Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of December 7, 2022, by and among (i) AMCI Acquisition Corp. II, a Delaware corporation (“Acquiror”), (ii) AMCI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) LanzaTech NZ, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”.

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of March 8, 2022 (the “Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Acquiror; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.             Capitalized terms used in this Amendment but not otherwise defined herein have the meanings ascribed thereto in the Agreement, and this Amendment shall be governed by the provisions of Section 1.1 and Section 1.2 of the Agreement, mutatis mutandis (and in each case as the same are modified or amended in this Amendment).

2.             Each of the definitions of “Acquiror Closing Cash Amount,” “Minimum Acquiror Closing Cash Amount” and “SAFE Shares” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read, respectively, as follows:

“Acquiror Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Acquiror Share Redemption Amount, the amounts of Acquiror Transaction Expenses and Company Transaction Expenses and any other amount with respect to which Acquiror has Liability for payment at the Closing, plus (b) the PIPE Investment Amount, to the extent actually received and held by Acquiror as of the Closing, plus (c) the aggregate net proceeds from each of the SAFEs to the Company; provided that, other than as provided in the foregoing clause (c), Acquiror Closing Cash Amount shall not take into account any amount of cash or cash equivalents available and held by the Company or any of its Subsidiaries as of the Closing.

“Minimum Acquiror Closing Cash Amount” means $230,000,000.

“SAFE Shares” means any Company Share issued or that may be issuable under either SAFE or the SAFE Warrant, or with respect to which either SAFE is convertible or the SAFE Warrant is exercisable.

3.             Section 1.1 of the Agreement is hereby amended to include the following additional defined terms, inserted in alphabetical order among the remaining defined terms set forth therein:

“AM SAFE” means that certain LanzaTech NZ, Inc. SAFE (Simple Agreement for Future Equity) issued by the Company to ArcelorMittal XCarb S.à r.l. and dated December 8, 2021.

“Brookfield SAFE” means that certain LanzaTech NZ, Inc. SAFE (Simple Agreement for Future Equity) issued by the Company to BGTF LT Aggregator LP and dated October 2, 2022.

“SAFE” means each of the AM SAFE and Brookfield SAFE.

4.             Section 1.1 of the Agreement is hereby amended to delete the defined term “SAFE Note,” and each of the references to the term “SAFE Note” (a) in Sections 5.6(e) and 6.14 of the Agreement is hereby amended and replaced with a reference to the term “AM SAFE” and (b) in Section 7.1(d) is hereby amended and replaced with a reference to “applicable SAFE.”

5.             Section 3.2(b) of the Agreement is hereby amended and restated in its entirety, to read as follows:

(b) Not less than three (3) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of (i) the Acquiror Share Redemption Amount, (ii) the Acquiror Closing Cash Amount, (iii) Acquiror Transaction Expenses as of the Closing Date, (iv) the PIPE Investment Amount based on the Subscription Agreements in effect as of such time and (v) the aggregate number of Acquiror Class A Shares subject to Non-Redemption Agreements in effect as of such time multiplied by $10.00 (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor.

6.             Section 4.3(e)(ii) of the Agreement is hereby amended and restated in its entirety, to read as follows:

(ii) if the number of Acquiror Common Shares that would be subject to any Assumed Warrant pursuant to Section 4.4(b) or the Brookfield SAFE pursuant to Section 4.4(c), in each case in the absence of this Section 4.3(e), is not a whole number, then such number shall be (A) rounded down to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so received is less than five-tenths (0.5) of an Acquiror Common Share and (B) rounded up to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so received is greater than or equal to five-tenths (0.5) of an Acquiror Common Share;

7.             Section 4.4 of the Agreement is hereby amended to (a) modify its heading to read “Treatment of Convertible Company Securities” and (b) include therein a new Section 4.4(c), to read as follows:

(c) To the extent the right of BGTF LT Aggregator LP to be issued Company Shares under the Brookfield SAFE remains unexercised thereunder immediately prior to the Effective Time, the Brookfield SAFE shall be assumed by Acquiror as of the Effective Time and shall remain in effect on the same terms and conditions (including as to vesting and exercisability) as are in effect immediately prior to the Effective Time and, subject to Section 4.3(e)(ii), the Brookfield SAFE shall thereafter entitle BGTF LT Aggregator LP to be issued such number of Acquiror Common Shares as is determined pursuant to the second sentence of Section 3(c)(ii) of the Brookfield SAFE, subject to the remaining terms and conditions set forth in the Brookfield SAFE.

8.             Section 5.6(e) of the Agreement is hereby amended and restated in its entirety, to read as follows:

(e) Except for the AM SAFE and, as of the Closing Date, the Brookfield SAFE, or as otherwise set forth in this Section 5.6 or in Section 5.6(e) of the Company Disclosure Letter, as of the date hereof, the Company has no outstanding (i) Equity Securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, other than any Company Stockholder Agreement, the Company Incentive Plans, or any Company Equity Award, or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Equity Securities of the Company having the right to vote) on any matter on which the Company’s stockholders may vote.

9.             Section 9.3 of the Agreement is hereby amended and restated in its entirety, to read as follows:

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. In furtherance, and not in limitation, of the foregoing, in the event that it becomes reasonably apparent to the Parties that the condition set forth in Section 10.3(d) will not be satisfied, Acquiror shall use commercially reasonable efforts to enter into Non-Redemption Agreements or similar agreements, as may be necessary to satisfy the condition set forth in Section 10.3(d). Notwithstanding anything to the contrary contained herein, (i) no action taken by the Company under and in furtherance of this Section 9.3 will constitute a breach of Section 7.1, (ii) no action taken by Acquiror or Merger Sub under and in furtherance of this Section 9.3 will constitute a breach of Section 8.5 and (iii) in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

10.           Section 11.1(b)(ii) of the Agreement is hereby amended to modify the date defined as the “Outside Date” therein, to read as follows:

(ii) if the Closing has not occurred before 5:00 p.m., Eastern Time, on February 28, 2023 (the “Outside Date”); provided that (A) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement or any Ancillary Agreement or any of the transaction contemplated hereby or thereby is pending in a court specified in Section 12.14(a) as of the Outside Date, then the Outside Date shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and (y) the Business Combination Deadline Date, and such extended time shall be the “Outside Date” for all purposes under this Agreement, and (B) the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Date; or

11.           Each of Sections 3.2(c) and 11.1(c)(ii) of the Agreement is hereby deleted in its entirety.

12.           Except as expressly amended hereby, the Agreement is not amended, modified or affected by this Amendment, and the Agreement, and the rights and obligations of the Parties thereunder, remain in full force and effect in all respects.

13.           In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall prevail. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Agreement as amended hereby, and each reference to the Agreement in any other document, instrument or agreement executed or delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby.

14.           This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

15.           Any Action based upon, arising out of or related to this Amendment shall be finally resolved pursuant to Section 12.14 of the Agreement, which is hereby incorporated by reference and shall apply to this Amendment as if set forth herein in its entirety, mutatis mutandis.

16.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

AMCI ACQUISITION CORP. II

By:	/s/ Nimesh Patel
Name: Nimesh Patel
Title: Chief Executive Officer

AMCI MERGER SUB, INC.

By:	/s/ Nimesh Patel
Name: Nimesh Patel
Title: President

LANZATECH NZ, INC.

By:	/s/ Jennifer Holmgren
Name: Jennifer Holmgren
Title: Chief Executive Officer

[Signature Page of Amendment No. 1 to Agreement and Plan of Merger]